NEWS   FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  May 13, 2008
CONTACT: Celesta Miracle - (304) 842-3597 ~ http://www.petd.com

Petroleum Development Announces First Quarter 2008 Results
Production Volume Increases by 59%; Oil and Gas Sales Double
Offset by Impact of Commodity Price Changes
Annual Outlook Updated

Bridgeport, West Virginia, May 13, 2008: Petroleum Development Corporation (NASDAQ GSM:PETD) today reported a first quarter 2008 net loss of $13.9 million or $0.95 per diluted share.  The primary reason for the first quarter 2008 loss was an unrealized, non-cash charge of $39.9 million related to derivatives.  Adjusted Net Income (a non-GAAP measure defined as Net Income adjusted for unrealized gains and losses on derivatives associated with company production and corresponding tax impacts) for the first quarter of 2008 was $11.2 million or $0.75 per diluted share, a 134% increase over first quarter 2007.  Rapid increases to record high oil and near record high natural gas pricing for the quarterly period ending March 31, 2008, along with an increase in derivative contracts, were the primary reasons for the significant non-cash derivative loss.

For the comparable period in 2007, net income was $2.5 million or $0.17 earnings per diluted share including a $6.2 million unrealized derivative loss. Adjusted Net Income for the first quarter of 2007 was $6.5 million or $0.43 per diluted share.

Comparative Results	Three Months Ended
(In thousands, except per share amounts)	March 31,
	(unaudited)
	2008	2007
Total revenues	$58,099	$57,912
Net income (loss)	$(13,928)	$2,501
Basic earnings (loss) per common share	$(0.95)	$0.17
Diluted earnings (loss) per common share	$(0.95)	$0.17

Adjusted cash flow from operations (a non-GAAP measure defined as cash flow from operations before changes in assets and liabilities) increased by 104% to $40.4 million in the first quarter of 2008 compared to $19.8 million for the same period in 2007.

Oil and gas production increased by 3.1 Bcfe to 8.45 Bcfe in the first quarter of 2008, an increase of approximately 59% over the first quarter of 2007.  The average sales price for oil and natural gas during this year’s first quarter was $8.45 per Mcfe, an increase of approximately 32% from $6.38 per Mcfe for the year ago quarter.

Total oil and gas sales for the first quarter of 2008 were $71.6 million, an increase of 111% from $34 million in the same period of 2007.  The increase was due to higher volumes of natural gas and oil along with increased average sales prices of natural gas and oil as discussed above.  However, the sales increase was offset by the aforementioned unrealized derivatives losses.

The Company also continued its active pace for new development in 2008 drilling by adding 92 development wells and nine exploratory wells during the first quarter of 2008, a significant step in the 2008 drilling plan of approximately 380 gross (350 net) wells.  Development wells drilled in the first quarter were all productive and two exploratory wells were dry, while the evaluation of another seven exploratory wells has not yet been completed. As of March 31, 2008, a total of 161 productive wells were waiting to be fractured and/or for gas pipeline connection – 84 drilled in 2008 and 77 drilled in 2007.  The new wells, many of which are being drilled on property obtained through the like-kind exchange purchases made in 2006 and 2007, are expected to provide the additional production required to reach the 2008 production target as they are placed into production.
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“We are on track with the Company’s 2008 strategy to focus on continued development drilling in our core Colorado projects and our expectation for total annual production of 38.6 Bcfe,” said Steven R. Williams, Chairman and CEO.  “The addition of derivative positions to lock in the positive impact of the strong energy market, in combination with the capital raised through the first quarter bond offering, strengthens financial resources available to execute our development drilling plan and to take advantage of potential acquisitions or other opportunities.  These actions align with our goal of increasing the value of the Company through development drilling, exploration and acquisitions,” added Williams.

Financial Results

Net income for the three months ended March 31, 2008, declined significantly compared to the respective year ago period due to the unrealized derivative losses of $39.9 million. The unrealized losses result from derivative positions that do not mature until future quarters and have no cash impact on the first quarter results.  However, the unrealized losses more than offset the income impact of the $37.6 million increase in oil and gas sales in the first quarter resulting from higher prices and increased production. Net loss for the quarter was $13.9 million, which includes the unrealized derivative loss, compared to net income of $2.5 million, including an unrealized derivative loss of $6.2 million in the first quarter of the prior year.

Depreciation, depletion and amortization for the first quarter increased to $21.1 million from $13.1 million for the first quarter 2007 due to higher production volumes as well as higher costs of drilling, completion and equipping of new wells.  Adjusted cash flow from operations increased to $40.4 million from $(19.8) million for the first quarter in 2007.  The higher adjusted cash flow from operations in the first quarter of 2008 reflects increased revenue from sales of oil and natural gas.  EBITDA (a non-GAAP measure defined as net income, plus interest (net), income taxes and DD&A) decreased from $16.7 million to $3.7 million in the first quarter of 2008 compared to the same period in 2007. This decline is again due to the income impact of the unrealized derivative losses.  The following tables show the calculation of adjusted net income, adjusted cash flow from operations and EBITDA for the first quarters of 2008 and 2007:

Reconciliation of Adjusted Net Income (a non-GAAP measure) (In thousands, except per share data)
See Page 6 for explanation.

	Three Months Ended
	March 31,
	(unaudited)
	2008	2007

Net income (loss)	$(13,928)	$2,501
Unrealized derivative losses	39,899	6,225
Tax effect	(14,787)	(2,270)
Adjusted net income	$11,184	$6,456
Weighted average diluted shares outstanding	14,852 *	14,854
Adjusted diluted earnings per share	$0.75	$0.43

*Weighted average diluted shares outstanding includes shares that were considered anti-dilutive for calculating earnings per share in accordance with GAAP

Reconciliation of Adjusted Cash Flow from Operations (a non-GAAP measure) (In thousands)
See Page 6 for explanation.

	Three Months Ended
	March 31,
	(unaudited)
	2008	2007

Net cash provided by (used in) operating activities	$48,789	$(32,738)
Changes in assets and liabilities related to operations	(8,401)	52,532
Adjusted cash flow from operations	$40,388	$19,794

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Reconciliation of EBITDA (a non-GAAP measure) (In thousands)
See Page 6 for explanation.

	Three Months Ended
	March 31,
	(unaudited)
	2008	2007
Net income (loss)	$(13,928)	$2,501
Interest, net	4,661	(312)
Income taxes	(8,202)	1,436
Depreciation	21,131	13,074
EBITDA	$3,662	$16,699

Operations

First quarter operations focused primarily on increasing production volumes and continued exploitation of the Company’s lease position in its three core Colorado projects. For the first time, the Company conducted winter drilling operations on top of the mesa in its Grand Valley field, activity that was made possible by the completion of an improved access road last summer.  While drilling operations continued during the winter, the completion operations, and hence the turn-in of the wells, was delayed until spring to minimize costs and environmental impacts.  The Company also continued active drilling operations in both Wattenberg field and NECO.  In both areas, the Company has experienced some delays in well connections to natural gas gathering lines due to winter weather impacts and the high level of drilling activity and resulting demand for connection services.  First quarter production was slightly higher than the guidance provided in January as the Company anticipated potential connection delays in developing its projections.

The Company has also continued its development program in the Appalachian Basin, with development underway in both its legacy areas and on the property acquired in the 2007 acquisition in Pennsylvania.  The Company is following and evaluating developments relating to the Marcellus shale in the Appalachian area as it assesses its ownership rights to the formation on leases in its inventory.

Drilling Activity

The Company’s drilling activities continue to be focused in its Rocky Mountain Region. The 101 wells drilled in the first quarter, with a total of two dry holes and seven wells that have not yet been classified, are shown by area in the table below.  The two dry holes and the seven unclassified wells drilled in the first quarter were located in the NECO field area.  The total number of wells drilled during the quarter represents an increase of 66% year over year.

Wells Drilled

	Three Months Ended March 31,
	2008		2007
	Gross	Net	Gross	Net
Rocky Mountain Region:
Wattenberg	45.0	21.7	30.0	13.8
Piceance	21.0	13.4	16.0	14.1
NECO	29.0	26.6	13.0	13.0
North Dakota	-	-	2.0	0.6
Total Rocky Mountain Region	95.0	61.8	61.0	41.5
Appalachian Basin	4.0	4.0	-	-
New York	1.0	1.0	-	-
Fort Worth Basin	1.0	1.0	-	-
Total	101.0	67.8	61.0	41.5

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Other Information

PETROLEUM DEVELOPMENT CORPORATION
Condensed Consolidated Statements of  Operations
(unaudited; in thousands except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Oil and gas sales	$71,646	$34,016
Sales from natural gas marketing activities	23,325	21,987
Oil and gas well drilling operations	3,083	4,030
Well operations and pipeline income	2,352	3,298
Oil and gas price risk management loss, net	(42,310)	(5,645)
Other	3	226
Total revenues	58,099	57,912

Costs and expenses:
Oil and gas production and well operations cost	18,132	9,035
Cost of natural gas marketing activities	22,121	21,512
Cost of oil and gas well drilling operations	78	564
Exploration expense	4,283	2,678
General and administrative expense	9,823	7,424
Depreciation, depletion and amortization	21,131	13,074
Total costs and expenses	75,568	54,287

Income (loss) from operations	(17,469)	3,625
Interest income	271	1,143
Interest expense	(4,932)	(831)

Income (loss) before income taxes	(22,130)	3,937
Provision (benefit) for income taxes	(8,202)	1,436
Net income (loss)	$(13,928)	$2,501

Earnings (loss) per share
Basic	$(0.95)	$0.17
Diluted	$(0.95)	$0.17
Weighted average common shares outstanding
Basic	14,738	14,726
Diluted	14,738	14,854

Oil and Gas Sales and Production

Production for the quarter increased 59% above volumes for the first quarter of 2007.  Oil and natural gas sales from the Company's producing properties for the three months ended March 31, 2008, were up 111% to $71.6 million compared to $34.0 million for the same prior year period, an increase of $37.6 million.  The sales increase was related to the increase in production by 59% and an increase in realized oil and natural gas prices of 32%.

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The $37.6 million increase in oil and gas sales was almost entirely offset by an increase in oil and gas price risk management loss, net of $36.7 million for the three months ended March 31, 2008, compared with the prior year first quarter.  The total $42.3 million oil and gas price risk management loss for the first quarter of 2008 included $39.9 million of non-cash unrealized losses and $2.4 million of realized cash losses. Significant increases in oil and gas commodity prices from December 31, 2007, to March 31, 2008, caused the cash losses for positions that closed during the quarter, and resulted in unrealized losses reflecting the change in the value during the first quarter positions that were open on March 31, 2008.

The following tables show the Company’s oil and natural gas production by area of operations along with average sales price (excluding derivative gains/losses):

	Three Months Ended March 31,
	2008			2007
	Oil (Bbls)	Natural Gas (Mcf)	Natural Gas Equivalent (Mcfe)	Oil (Bbls)	Natural Gas (Mcf)	Natural Gas Equivalent (Mcfe)
Production
Appalachian Basin	1,096	967,620	974,196	1,374	609,397	617,641
Michigan Basin	823	379,437	384,375	815	420,887	425,777
Rocky Mountain Region	253,533	5,599,765	7,120,963	197,350	3,105,669	4,289,769
Total	255,452	6,946,822	8,479,534	199,539	4,135,953	5,333,187

	Three Months Ended March 31,
	2008			2007
	Oil	Natural Gas	Total	Oil	Natural Gas	Total
	(dollars in thousands, except average price)
Sales
Appalachian Basin	$ 97	$8,138	$8,235	$ 69	$4,052	$4,121
Michigan Basin	79	2,895	2,974	40	2,568	2,608
Rocky Mountain Region	20,551	39,886	60,437	8,882	18,408	27,290
Total	$ 20,727	$ 50,919	$ 71,646	$8,991	$ 25,028	$ 34,019

Average Sales Price
(Oil - per Bbl, Natural Gas - per Mcf, Total - per Mcfe)
Appalachian Basin	$88.71	$ 8.41	$ 8.45	$50.59	$ 6.65	$ 6.67
Michigan Basin	96.03	7.63	7.74	49.02	6.10	6.12
Rocky Mountain Region	81.08	7.13	8.49	45.02	5.92	6.36
Total	$81.14	$ 7.33	$ 8.45	$45.06	$ 6.05	$ 6.38

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Late in June 2007, we placed into service the upgraded Garden Gulch pipeline and compressor facility, which serves a majority of our wells in the Piceance Basin of our Rocky Mountain Region.  This upgrade included two new natural gas compressors, with a third compressor added in the third quarter, and pipeline facility enhancements.  The upgrade and enhancements have increased the capacity of the pipeline delivery system from 17,000 Mcf per day to 60,000 Mcf per day from our wells feeding this facility.

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Oil and Gas Derivative Activities

Because of uncertainty surrounding oil and natural gas prices, the Company has used various derivative instruments to manage some of the impact of fluctuations in prices.  Through March 2012, a series of floors, ceilings, collars and fixed price swaps are in place on a portion of our oil and natural gas production.  Under the arrangements, if the applicable index rises above the ceiling price, the Company pays the counterparty; however, if the index drops below the floor, the counterparty pays the Company.  A complete listing of the Company’s derivative positions as of May 12, 2008, is included in the Company’s Form 10-Q and is available at the Company’s website at www.petd.com.

Non-GAAP Financial Measures (unaudited)

This release refers to “Adjusted net income,” “Adjusted diluted earnings per share,” "Adjusted cash flow from operations" and “EBITDA” all of which are non-GAAP financial measures.  “Adjusted Net Income” is a measure defined as Net Income adjusted for unrealized gains and losses on derivatives associated with company production and corresponding tax impacts. Adjusted net income and adjusted diluted earnings per share exclude certain items that the Company believes affect the comparability of producing companies.  The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because: the Company uses adjusted net income to evaluate its operational trends and performance relative to other natural gas and oil producing companies; adjusted net income is more comparable to earnings estimates provided by securities analysts; items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated, accordingly, any guidance provided by, the Company generally excludes information regarding these types of items. Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes it is important to consider Adjusted cash flow from operations separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses this measure because the collection of its receivables or payment of its obligations has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by significant changes in commodity prices. EBITDA is a non-GAAP measure calculated by adding net income, interest (net), income taxes, and depreciation, depletion and amortization for the period. Management believes EBITDA is relevant because it is a measure of cash available to fund the Company’s capital expenditures and service its debt and is a widely used industry metric which allows comparability of our results with our peers. Adjusted cash flow from operations and EBITDA are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

2008 Outlook: Updated

Increasing shareholder value through increased reserves, production and cash flow is the primary focus of the Company’s operating efforts. The first quarter contributed to achieving this focus and we expect 2008 to continue the trend of increasing production with the addition of new wells. The foundation of our 2008 strategy is continued development drilling in the Company’s three core Colorado projects -- Grand Valley field, Wattenberg field and NECO (northeast Colorado). Due to the impact of weather and our well completion schedule, we expect production in the first six months of 2008 to be relatively flat, with significant increases when winter weather subsides, allowing completion activities on top of the mesa in Grand Valley field. Our first quarter production was in line with guidance provided in early February, and we still expect total production for the year of about 38 Bcfe, which would be a 36% increase from 2007 production. We also plan to complete our first two Barnett Shale wells in Texas during the second quarter of 2008.

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We recently announced an increase in our planned Capital Expenditures during 2008 of $40 million to be used for additional development drilling in Grand Valley field.  Because most of the additional wells will not be in production until late in 2008, we anticipate the major impact on production from the additional wells will not be until 2009.

So far in 2008, energy prices have been at historically high levels, and the Company has added to its derivative positions several times to lock in the positive impact of the strong energy market. Rocky Mountain area natural gas prices were substantially lower than other regions of the country in the last half of 2007. This resulted from local oversupply in the region, and insufficient pipeline capacity to move natural gas to other markets. This pricing situation, which affected almost 40% of the Company’s production on an energy equivalent basis (Mcfe), substantially improved when the Rockies Express Pipeline was placed into service in December 2007. Since the start-up of the new line, the Company has seen improved prices relative to other market areas, and the increased capacity will allow us to continue our development efforts in the area.  The combination of strong overall markets and the improvement in the Rocky Mountain basis resulted in a significant increase in average prices for both oil and natural gas, with the Mcfe equivalent price increasing from $6.38 to $8.45 from the first quarter of 2007 to the first quarter of 2008.  So far prices have continued to increase in the second quarter.  Our use of derivatives has allowed us to take advantage of these price levels to lock in future cash flows for parts of our production.  If prices continue to climb increased use of derivatives also creates the potential for additional realized and unrealized derivative losses and gains in future periods, even as the Company records record levels of cash flow.  Although we give up some potential upside by using the derivatives, we believe locking in a more predictable cash flow stream that allows us to pursue a more aggressive development plan will allow us to achieve our growth objectives with greater certainty.

We continue to expect the Rocky Mountain region to be our primary growth driver for the remainder of 2008.  Adequate capital is a key to our continuing efforts to increase the value of the Company. Increasing production in combination with the strong energy market will have a positive impact on cash flow from operations in coming quarters. In February, the Company further strengthened its liquidity though a $203 million bond offering. This capital will ensure that the Company has adequate funds to execute its 2008 business plan, and makes capital available to take advantage of possible acquisitions or other opportunities.

The Company anticipates continuing a very active development drilling schedule in 2008, approximately 380 gross (350 net) wells. The new wells, many of which are being drilled on property obtained through the like-kind exchange purchases made in 2006 and 2007, are expected to provide the additional production required to reach the 2008 production target and to allow us to continue to grow production and proved reserves in coming years as well.

Continuing development of the technical capabilities and accounting processes including a new information system that has gone “live” in the first quarter of 2008 as well as transition costs associated with the retirement and replacement of the current CEO and resulting changes to the management team may result in a continuation of the higher level of G&A expense in 2008. However through higher production the Company projects a decrease in G&A per Mcfe in the coming year. These improved systems, processes and an expanded staff will help the Company meet its reporting obligations in a timely and accurate fashion.

10-Q and Quarterly Conference Call

The Company filed its Quarterly Report on Form 10-Q on May 12, 2008. You can access the report at the Company’s website (www.petd.com), or contact the Company for a paper copy. The Company invites you to join Steven R. Williams, CEO, and Richard W. McCullough, President and CFO, for a conference call on Tuesday, May 13, 2008, for a discussion of the results.

What:                      Petroleum Development Corporation First Quarter 2008 Earnings Conference Call

When:                      Tuesday, May 13, 2008, at 1:00 p.m. Eastern Time

Where:                      www.petd.com

How:                         Log on to the web address above or call (877) 407-8031
                  Replay Number:  877-660-6853   Account #: 286  Conference ID #:  261404
                 (Replay will be available approximately one hour after the conclusion of the call)

Contact:                   Celesta Miracle, VP Investor Relations & Communications, (800) 624-3821, IR@petd.com

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About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the exploration, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of Companies in 2003.

Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included herein are forward-looking statements.  Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in PDC's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. The Company undertakes no obligation to update or revise any forward-looking statement.

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